Exhibit 99.1
COASTAL FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS
Company Release: January 30, 2024

Fourth Quarter 2023 Highlights:
•Net income of $9.0 million, or $0.66 per diluted common share, for the three months ended December 31, 2023, compared to $10.3 million, or $0.75 per diluted common share for the three months ended September 30, 2023.
◦Return on average assets ("ROA") of 0.97% for the three months ended December 31, 2023.
◦Return on average equity ("ROE") of 12.35% for the three months ended December 31, 2023.
•Total assets increased $75.1 million, or 2.0%, to $3.75 billion for the quarter ended December 31, 2023, compared to $3.68 billion at September 30, 2023.
•Total loans, net of deferred fees increased $59.1 million, or 2.0%, to $3.03 billion for the quarter ended December 31, 2023.
◦Community bank loans increased $45.5 million, or 2.5%, to $1.83 billion.
◦CCBX loans increased $13.6 million, or 1.1%, to $1.20 billion.
▪$125.1 million in CCBX loans were sold as management continued to sell loans as part of our strategy to reduce risk, optimize the CCBX loan portfolio and strengthen our balance sheet through enhanced credit standards.
•Deposits increased $70.7 million, or 2.1%, to $3.36 billion for the quarter ended December 31, 2023.
◦CCBX deposit growth of $110.5 million, or 6.3%, to $1.86 billion.
▪CCBX deposit growth is net of an additional $69.4 million in CCBX deposits that were transferred off balance sheet for increased FDIC insurance coverage purposes.
◦Community bank deposits decreased $39.9 million, or 2.6%, to $1.50 billion as a result of our decision to not increase our deposit rates during the quarter and let higher rate deposits run-off.
▪Includes noninterest bearing deposits of $561.6 million or 37.5% of total community bank deposits.
▪Community bank cost of deposits was 1.57% compared to 1.31% for the quarter ended September 30, 2023.
▪Average deposits increased by $5.5 million compared to the quarter ended September 30, 2023.
◦Uninsured deposits of $558.6 million, or 16.6% of total deposits as of December 31, 2023, compared to $599.0 million, or 18.2% of total deposits as of September 30, 2023.
•Liquidity/Borrowings as of December 31, 2023:
◦Capacity to borrow up to $640.1 million from Federal Home Loan Bank and the Federal Reserve Bank discount window with only minimal borrowings, taken once to test the lines, under these facilities since the first quarter of 2022.
•Investment Portfolio as of December 31, 2023:
◦Available for sale ("AFS") investments of $99.5 million, compared to $98.9 million as of September 30, 2023, of which 99.9% are U.S. Treasuries, with a weighted average remaining life of 2 months as of December 31, 2023.
◦Held to maturity ("HTM") investments of $50.9 million, of which 100% are U.S. Agency mortgage backed securities held for CRA purposes. The market value of the HTM investments is $180,000 more than the carrying value, the weighted average remaining life is 17.7 years as of December 31, 2023 and the weighted average yield is 5.45% for the quarter ended December 31, 2023.
2023 Highlights:
•Net income of $44.6 million, or $3.27 per diluted common share, for the year ended December 31, 2023, compared to $40.6 million, or $3.01 per diluted common share for the year ended December 31, 2022.
•Total assets increased $608.9 million, or 19.4%, to $3.75 billion for the year ended December 31, 2023, compared to $3.14 billion at December 31, 2022.

•Total loans, net of deferred fees increased $398.8 million, or 15.2%, to $3.03 billion for the year ended December 31, 2023, compared to $2.63 billion as of December 31, 2022.
◦Community bank loans increased $215.4 million, or 13.3%, during the year ended December 31, 2023.
◦CCBX loans increased $183.4 million, or 18.1%, during the year ended December 31, 2023.
•Deposits:
◦Deposits increased $542.8 million, or 19.3%, to $3.36 billion during the year ended December 31, 2023, compared to $2.82 billion at December 31, 2022.
▪Includes $340.1 million in fully insured IntraFi network negotiable orders of withdrawal ("NOW") and money market reciprocal deposits as of December 31, 2023 to provide FDIC deposit insurance coverage and peace of mind to larger deposit customers.
▪Community bank deposits decreased $40.6 million, or 2.6%, during the year ended December 31, 2023 as a result of not increasing our deposit rates this quarter and letting higher rate deposits run-off.
▪CCBX deposits increased $583.5 million, or 45.6%, during the year ended December 31, 2023.

Everett, WA – Coastal Financial Corporation (Nasdaq: CCB) (the “Company”, "Coastal", "we", "our", or "us"), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter and fiscal year ended December 31, 2023.

Quarterly net income for the fourth quarter of 2023 was $9.0 million, or $0.66 per diluted common share, compared with net income of $10.3 million, or $0.75 per diluted common share, for the third quarter of 2023, and $13.1 million, or $0.96 per diluted common share, for the quarter ended December 31, 2022.
Total assets increased $75.1 million, or 2.0%, during the fourth quarter of 2023 to $3.75 billion, from $3.68 billion at September 30, 2023. Total loans, net of deferred fees increased $59.1 million, or 2.0%, during the three months ended December 31, 2023 to $3.03 billion, compared to $2.97 billion at September 30, 2023. Community bank loans increased $45.5 million, or 2.5%, and CCBX loans increased $13.6 million, or 1.1%. We continue to monitor and manage the CCBX loan portfolio, and sold $125.1 million in CCBX loans during the quarter ended December 31, 2023. During the quarter ended September 30, 2023 we intentionally reduced the CCBX loan portfolio to strengthen our balance sheet and reduce risk by selling loans or letting such loans mature. We currently expect to sell additional loans in the coming months as we continue working to optimize our CCBX portfolio through new partners, products and building on our existing relationships. Deposits increased $70.7 million, or 2.1%, during the three months ended December 31, 2023. CCBX deposits grew $110.5 million, or 6.3%. Community bank deposits decreased $39.9 million, or 2.6%, as a result of not increasing our deposit rates during the quarter and letting higher rate deposits run-off. Our cost of deposits for the community bank was 1.57% for the three months ended December 31, 2023, compared to 1.31% for the three months ended September 30, 2023.
We saw solid deposit growth in the fourth quarter, with deposits increasing $70.7 million, or 2.1%, compared to September 30, 2023. Fully insured IntraFi network reciprocal deposits increased $43.8 million to $340.1 million as of December 31, 2023, compared to $296.4 million as of September 30, 2023. These fully insured reciprocal deposits allow our larger deposit customers to fully insure their deposits through a reciprocal agreement with other banks. Loans receivable increased $59.1 million, or 2.0%, during the three months ended December 31, 2023. The increase is net of $125.1 million in CCBX loans that were sold during the quarter ended December 31, 2023. We continue to monitor our liquidity position through diligent management of our liquid assets and liabilities as well as maintaining access to alternative sources of funds. As of December 31, 2023, we had $483.1 million in cash on the balance sheet and the capacity to borrow up to $640.1 million from Federal Home Loan Bank and the Federal Reserve Bank discount window, with no borrowings, except minimal amounts required to test the lines, taken under these facilities since the first quarter of 2022. Cash on the balance sheet and borrowing capacity totaled $1.12 billion, which represented 33.4% of total deposits and exceeded our $558.6 million in uninsured deposits as of December 31, 2023.
"We saw a lot of changes is 2023, with increases in interest rates, bank failures, and other economic challenges. We were able to meet those challenges by being flexible and adjusting our strategy to meet the changing environment. During this turbulent time we were able to reduce uninsured deposits by providing additional FDIC deposit insurance coverage through reciprocal deposits, bringing peace of mind to customers, maintain adequate liquidity and borrowing capacity and still grow both loans and deposits.

Credit quality was a top priority, and during the quarter ended September 30, 2023 we started the process of optimizing our CCBX loan portfolio by selling higher yielding loans that have a higher potential for credit deterioration or letting such loans mature. As a result of this strategy we are seeing pressure on our margin, but we are on track with repositioning our portfolio and results are in line with our expectations.
As we look forward to 2024, our focus will be on reducing costs through automation and by leveraging the gains in efficiencies afforded to us in the systems and technology that we continue investing in. We have made progress on reducing expenses in the three months ended December 31, 2023 and will keep working to manage expenses going forward. We will continue our strategy of focusing on larger partners and companies, selecting partnerships that align with our long term profitability and growth objectives. Additionally, we will continue working to optimize our CCBX loan portfolio and manage credit risk. We will work to achieve this by continuing to sell higher yielding loans that have a higher potential for credit deterioration or letting such loans mature, while simultaneously working to strengthen the CCBX portfolio with new loans that meet enhanced credit standards.
We expect that this strategy will result in lower earnings in the short term with lower loan yields and compressed margins, but will provide for long term stability and profitability," stated Eric Sprink, the CEO of the Company and the Bank.

Results of Operations Overview
The Company has one main subsidiary, the Bank which consists of three segments: CCBX, the community bank and treasury & administration.  The CCBX segment includes our BaaS activities, the community bank segment includes all community banking activities, and the treasury & administration segment includes treasury management, overall administration and all other aspects of the Company.  Net interest income was $59.7 million for the quarter ended December 31, 2023, a decrease of $2.6 million, or 4.1%, from $62.2 million for the quarter ended September 30, 2023, and an increase of $6.2 million, or 11.7%, from $53.4 million for the quarter ended December 31, 2022.  Yield on loans receivable was 10.71% for the three months ended December 31, 2023, compared to 10.84% for the three months ended September 30, 2023 and 9.33% for the three months ended December 31, 2022.  Cost of deposits was 3.36% for the three months ended December 31, 2023, compared to 3.14% for the three months ended September 30, 2023 and 1.56% for the three months ended December 31, 2022. The decrease in net interest income compared to September 30, 2023, was a result of increased interest expense due to an increase in average interest bearing deposits and an increase in cost of deposits as a result of higher interest rates. Additionally, interest and fees on loans decreased as a result of selling higher yielding CCBX loans that have a higher potential for credit deterioration. The increase in net interest income compared to December 31, 2022 was largely related to increased yield on loans resulting from higher interest rates and growth in higher yielding loans.  Total average loans receivable for the three months ended December 31, 2023 was $3.01 billion, compared to $3.06 billion for the three months ended September 30, 2023, and $2.60 billion for the three months ended December 31, 2022.

Interest and fees on loans totaled $81.2 million for the three months ended December 31, 2023 compared to $83.7 million and $61.2 million for the three months ended September 30, 2023 and December 31, 2022, respectively.  Total loans, net of deferred fees increased $59.1 million, or 2.0%, during the quarter ended December 31, 2023, which included a $13.6 million increase in CCBX loans and an increase of $45.5 million in community bank loans. The increase in CCBX loans includes an increase of $58.4 million, or 7.7%, in consumer and other loans and a decrease of $26.7 million, or 23.4%, in capital call lines as a result of normal balance fluctuations and business activities.  We continue to monitor and manage the CCBX loan portfolio, and sold $125.1 million in CCBX loans during the quarter ended December 31, 2023 to reduce credit exposure in certain loan categories and manage credit risk. We continue to reposition ourselves by reducing our CCBX loans in an effort to optimize our loan portfolio and we will work to continue growing the CCBX portfolio in future quarters with loans that have lower potential risk of credit deterioration and are more aligned with our long term objectives. The decrease in interest and fees on loans for the quarter ended December 31, 2023, compared to September 30, 2023 was largely due to the sale of higher yielding CCBX loans. The increase in interest and fees on loans compared to the quarter ended December 31, 2022, was largely due to growth in higher yielding loans and increased interest rates.  The FOMC has increased rates 1.00% since December 31, 2022 and last raised the target Federal Funds rate 0.25% on July 26, 2023.
Interest income from interest earning deposits with other banks was $5.7 million for the quarter ended December 31, 2023 an increase of $1.8 million compared to September 30, 2023 and an increase of $2.6 million compared to December 31, 2022 due to an increase in interest rates and average deposit balance.  The average balance of interest earning deposits with other banks for the three months ended December 31, 2023 was $413.1 million, compared to $285.6 million and $329.4 million for the three months ended September 30, 2023 and December 31, 2022, respectively.  The average yield on these interest earning deposits with other banks increased to 5.46% for the quarter ended December 31, 2023, compared to 5.40% and 3.73% for the quarters ended September 30, 2023 and December 31, 2022, respectively.
Total interest expense was $28.6 million for the quarter ended December 31, 2023, a $2.5 million increase from the quarter ended September 30, 2023 and a $17.0 million increase from the quarter ended December 31, 2022. Interest expense on deposits was $27.9 million for the quarter ended December 31, 2023, compared to $25.5 million for the quarter ended September 30, 2023 and $11.1 million for the quarter ended December 31, 2022. Interest expense on interest bearing deposits increased $2.5 million for the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, and $16.9 million compared to the quarter ended December 31, 2022 as a result of an increase in CCBX deposits that are tied to, and reprice when the FOMC raises rates. Similarly, most of our CCBX loans also reprice when the FOMC raises interest rates. Interest expense on borrowed funds was $670,000 for the quarter ended December 31, 2023, compared to $651,000 and $537,000 for the quarters ended September 30, 2023 and December 31, 2022, respectively. The $133,000 increase in interest expense on borrowed funds from the quarter ended December 31, 2022 is the result of an increase in interest rates.
Total cost of deposits was 3.36% for the three months ended December 31, 2023, compared to 3.14% for the three months ended September 30, 2023, and 1.56%, for the three months ended December 31, 2022. Community bank and CCBX cost of deposits were 1.57% and 4.90% respectively, for the three months ended December 31, 2023, compared to 1.31% and 4.80%, for the three months ended September 30, 2023, and 0.37% and 3.13% for the three months ended December 31, 2022. The increase in cost of deposits for the three months ended December 31, 2023 compared to the prior periods for both segments is a result of increased interest rates. While we continue working to hold down deposit costs, the 1.00% increase in FOMC interest rates in 2023 has impacted our cost of deposits and resulted in higher interest expense on interest bearing deposits.
Net Interest Margin
Net interest margin was 6.61% for the three months ended December 31, 2023, compared to 7.10% and 6.96% for the three months ended September 30, 2023 and December 31, 2022, respectively.  The decrease in net interest margin compared to the three months ended September 30, 2023 and December 31, 2022 was largely due to an increase in cost of deposits and selling higher yielding consumer loans. Higher interest rates on interest bearing deposits compressed net interest margin as a result of our competitors promoting higher deposit rates and growth in primarily higher cost CCBX deposits. Additionally, the actions we took in an effort to strengthen our balance sheet by selling higher risk and higher yielding loans or letting such loans mature during the quarters ended September 30, 2023 and December 31, 2023 will continue to impact net interest margin in future quarters. Interest and fees on loans receivable decreased $2.5 million, or 3.0%, to $81.2 million for the three months ended December 31, 2023, compared to $83.7 million for the three months ended September 30, 2023, as a result of selling higher risk and higher yielding loans or letting such loans mature and increased $19.9 million, or 32.6%, compared to $61.2 million for the three months ended December 31, 2022, due to an increase in outstanding balances and higher interest rates.  Also contributing to the increase in net interest margin compared to the three months ended December 31, 2022, was a $2.6 million increase in interest on interest earning deposits.  These interest earning deposits earned an average rate of 5.46% for the quarter ended December 31, 2023, compared to 5.40% and 3.73% for the quarters ended September 30, 2023 and December 31, 2022, respectively.  Average investment securities increased $31.7 million to $149.7 million compared to the three months ended September 30, 2023 and increased $48.2 million compared to the three months ended December 31, 2022 due to the purchase of $50.2 million in securities in 2023 with $8.6 million of the purchases occurring during the three months ended December 31, 2023. Interest on investment securities increased $459,000 for the three months ended December 31, 2023 compared to the three months ended September 30, 2023 as a result of the increase in average outstanding balance coupled with increased yield, which positively impacted net interest margin. Interest on investment securities increased $668,000 compared to December 31, 2022, as a result of increased yield and outstanding balance.  These increases in interest income were partially offset by increases in interest expense on interest bearing deposits, as previously discussed.
Cost of funds was 3.39% for the quarter ended December 31, 2023, an increase of 21 basis points from the quarter ended September 30, 2023 and an increase of 178 basis points from the quarter ended December 31, 2022. Cost of deposits for the quarter ended December 31, 2023 was 3.36%, compared to 3.14% for the quarter ended September 30, 2023, and 1.56% for the quarter ended December 31, 2022. The increased cost of funds and deposits compared to September 30, 2023 and December 31, 2022 was due to the increase in interest rates compared to the previous periods and growth in higher rate CCBX deposits.
During the quarter ended December 31, 2023, total loans receivable increased by $59.1 million, or 2.0%, to $3.03 billion, compared to $2.97 billion for the quarter ended September 30, 2023.  This increase consists of a $13.6 million increase in

CCBX loans and $45.5 million in community bank loan growth. Total loans receivable as of December 31, 2023 increased $398.8 million compared to December 31, 2022.  This increase includes community bank loan growth of $215.4 million and an increase in CCBX loans of $183.4 million. During the quarter ended December 31, 2023, $125.1 million in loans were sold and no loans were held for sale as of December 31, 2023, September 30, 2023 or December 31, 2022.
Total yield on loans receivable for the quarter ended December 31, 2023 was 10.71%, compared to 10.84% for the quarter ended September 30, 2023, and 9.33% for the quarter ended December 31, 2022. This decrease in yield on loans receivable compared to the quarter ended September 30, 2023 is largely the result of selling higher risk and higher yielding CCBX loans or letting such loans mature and increasing lower risk and therefore lower yielding loans as we work to optimize our credit risk profile and loan portfolio. During the quarter ended December 31, 2023, community bank loans increased 2.5%, or $45.5 million, compared to the quarter ended September 30, 2023, with an average yield of 6.32% and CCBX loans outstanding increased 1.1%, or $13.6 million, compared to September 30, 2023, with an average CCBX yield of 17.36%. The yield on CCBX loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans.
The following table summarizes the average yield on loans receivable and cost of deposits for our community bank and CCBX segments for the periods indicated:

	For the Three Months Ended						For the Twelve Months Ended
	December 31, 2023		September 30, 2023		December 31, 2022		December 31, 2023		December 31, 2022
	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)	Yield on Loans (2)	Cost of Deposits (2)
Community Bank	6.32%	1.57%	6.20%	1.31%	5.70%	0.37%	6.20%	1.14%	5.32%	0.18%
CCBX (1)	17.36%	4.90%	17.05%	4.80%	15.20%	3.13%	16.89%	4.55%	13.85%	1.57%
Consolidated	10.71%	3.36%	10.84%	3.14%	9.33%	1.56%	10.60%	2.87%	8.12%	0.71%
(1)CCBX yield on loans does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans.  To determine Net BaaS loan income earned from CCBX loan relationships, the Company takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income which can be compared to interest income on the Company’s community bank loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Annualized calculations for periods shown.

The following tables illustrates how BaaS loan interest income is affected by BaaS loan expense resulting in net BaaS loan income and the associated yield:

	For the Three Months Ended
	December 31, 2023		September 30, 2023		December 31, 2022
(dollars in thousands, unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans(2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$52,327	17.36%	$56,279	17.05%	$38,086	15.20%
Less: BaaS loan expense	24,310	8.06%	23,003	6.97%	17,215	6.87%
Net BaaS loan income (1)	$28,017	9.30%	$33,276	10.08%	$20,871	8.33%
Average BaaS Loans(3)	$1,196,137		$1,309,380		$994,080

	For the Twelve Months Ended
	December 31, 2023		December 31, 2022
(dollars in thousands; unaudited)	Income / Expense	Income / expense divided by average CCBX loans (2)	Income / Expense	Income / expense divided by average CCBX loans (2)
BaaS loan interest income	$204,458	16.89%	$102,808	13.85%
Less: BaaS loan expense	86,900	7.18%	53,294	7.18%
Net BaaS loan income (1)	$117,558	9.71%	$49,514	6.67%
Average BaaS Loans(3)	$1,210,413		$742,392
(1) A reconciliation of the non-GAAP measures are set forth at the end of this earnings release.
(2) Annualized calculations shown for quarterly periods presented.
(3) Includes loans held for sale.
Key Performance Ratios
ROA was 0.97% for the quarter ended December 31, 2023 compared to 1.13% and 1.66% for the quarters ended September 30, 2023 and December 31, 2022, respectively.  ROA for the quarter ended December 31, 2023, was down 0.16% and 0.69%, respectively, as a result of lower margin compared to September 30, 2023 and December 31, 2022. Noninterest expenses were lower for the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023, but higher compared to the quarter ended December 31, 2022.

The following table shows the Company’s key performance ratios for the periods indicated.

	Three Months Ended					Twelve Months Ended
(unaudited)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Return on average assets (1)	0.97%	1.13%	1.52%	1.58%	1.66%	1.28%	1.38%
Return on average equity (1)	12.35%	14.60%	19.53%	19.89%	21.86%	16.41%	18.24%
Yield on earnings assets (1)	9.77%	10.08%	10.18%	9.19%	8.47%	9.82%	6.68%
Yield on loans receivable (1)	10.71%	10.84%	10.85%	9.95%	9.33%	10.60%	8.12%
Cost of funds (1)	3.39%	3.18%	2.77%	2.19%	1.61%	2.91%	0.75%
Cost of deposits (1)	3.36%	3.14%	2.72%	2.13%	1.56%	2.87%	0.71%
Net interest margin (1)	6.61%	7.10%	7.58%	7.15%	6.96%	7.10%	5.97%
Noninterest expense to average assets (1)	5.56%	6.23%	6.11%	5.69%	5.97%	5.90%	5.65%
Noninterest income to average assets (1)	6.95%	3.81%	6.90%	6.28%	5.43%	5.97%	4.23%
Efficiency ratio	41.58%	58.36%	42.92%	43.03%	48.94%	45.92%	56.26%
Loans receivable to deposits (2)	90.05%	90.19%	96.23%	92.55%	93.25%	90.05%	93.25%
(1)Annualized calculations shown for quarterly periods presented.
(2)Includes loans held for sale.
Noninterest Income
The following table details noninterest income for the periods indicated:

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands; unaudited)	2023	2023	2022
Deposit service charges and fees	$957	$998	$946
Loan referral fees	—	1	—
Unrealized gain (loss) on equity securities, net	80	5	(18)
Gain on sales of loans, net	—	107	—
Other	60	291	298
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,097	1,402	1,226
Servicing and other BaaS fees	1,015	997	1,001
Transaction fees	1,006	1,036	964
Interchange fees	1,272	1,216	785
Reimbursement of expenses	1,076	1,152	857
BaaS program income	4,369	4,401	3,607
BaaS credit enhancements	58,449	25,926	31,164
Baas fraud enhancements	779	2,850	6,818
BaaS indemnification income	59,228	28,776	37,982
Total BaaS income	63,597	33,177	41,589
Total noninterest income	$64,694	$34,579	$42,815
Noninterest income was $64.7 million for the three months ended December 31, 2023, an increase of $30.1 million from $34.6 million for the three months ended September 30, 2023, and an increase of $21.9 million from $42.8 million for the three months ended December 31, 2022.  The increase in noninterest income over the quarter ended September 30, 2023 was primarily due to an increase of $30.4 million in total BaaS income.  The $30.4 million increase in total BaaS income included a $32.5 million increase in BaaS credit enhancements related to the allowance for credit losses, offset by a $2.1 million decrease in BaaS fraud enhancements, and a decrease of $32,000 in BaaS program income. The decrease in BaaS program income is largely the result of lower reimbursement for expenses (see “Appendix B” for more information on the accounting for BaaS allowance for credit losses and credit and fraud enhancements). Additionally, other income decreased $231,000 primarily due to the one-time cost of converting an existing BOLI policy to one that will yield higher returns in the future, which reduced BOLI earnings by $212,000 in the quarter ended December 31, 2023. The $21.9 million increase in noninterest income over the quarter ended December 31, 2022 was primarily due to a $21.2 million increase in BaaS credit and fraud enhancements, an increase of $762,000 in BaaS program income, a decrease of $238,000 in other income due to the aforementioned $212,000 one-time cost of converting a BOLI policy to one that will yield higher returns in the future, a $98,000 increase in unrealized gain on sale of equity securities and other minor changes.
Our CCBX segment continues to evolve, and we now have 21 relationships, at varying stages, as of December 31, 2023.  We continue to refine the criteria for CCBX partnerships and are exiting relationships where it makes sense and are focusing on larger more established partners, with experienced management teams, existing customer bases and strong financial positions. The sale of $125.1 million in CCBX loans during the quarter ended December 31, 2023 and $320.9 million sold during the quarter ended September 30, 2023 is part of our strategy to strengthen the balance sheet, reduce credit exposure in certain loan categories and lower the overall potential credit risk in our loan portfolio. We expect net interest margin will tighten as higher quality loans yield less than higher risk loans and we also expect the size of our CCBX loan portfolio will be about the same as the previous quarter while we work to grow the portfolio with loans that are subject to increased underwriting standards. We expect this process to take two quarters. At the same time we will be focused on increasing our efficiency and using technology to reduce future expense growth.
The following table illustrates the activity and evolution in CCBX relationships for the periods presented.

	As of
(unaudited)	December 31, 2023	September 30, 2023	December 31, 2022
Active	19	18	19
Friends and family / testing	1	1	1
Implementation / onboarding	1	1	0
Signed letters of intent	0	1	5
Wind down - preparing to exit relationship	0	1	2
Total CCBX relationships	21	22	27
The following table details noninterest expense for the periods indicated:

Noninterest Expense

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in thousands; unaudited)	2023	2023	2022
Salaries and employee benefits	$16,490	$18,087	$14,399
Legal and professional expenses	2,649	4,447	2,799
Data processing and software licenses	2,417	2,366	1,768
Occupancy	1,340	1,224	1,182
Point of sale expense	899	1,068	710
Director and staff expenses	478	529	515
FDIC assessments	665	694	550
Excise taxes	449	541	702
Marketing	138	169	109
Other	1,089	1,523	335
Noninterest expense, excluding BaaS loan and BaaS fraud expense	26,614	30,648	23,069
BaaS loan expense	24,310	23,003	17,215
BaaS fraud expense	779	2,850	6,819
BaaS loan and fraud expense	25,089	25,853	24,034
Total noninterest expense	$51,703	$56,501	$47,103
Total noninterest expense decreased $4.8 million to $51.7 million for the three months ended December 31, 2023, compared to $56.5 million for the three months ended September 30, 2023, and increased $4.6 million from $47.1 million for the three months ended December 31, 2022. The decrease in noninterest expense for the quarter ended December 31, 2023, as compared to the quarter ended September 30, 2023, was primarily due to a $764,000 decrease in BaaS expense (including a $2.1 million decrease in BaaS fraud expense offset by a $1.3 million increase in BaaS loan expense), a $1.8 million decrease in legal and professional expenses and a $1.6 million decrease in salaries and employee benefits. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, and originating & servicing CCBX loans. BaaS fraud expense represents non-credit fraud losses on partner’s customer loan and deposit accounts. A portion of this expense is realized during the quarter during which the loss occurs, and a portion is estimated based on historical or other information from our partners.  Legal and professional fees were higher in recent periods due to increased fees related to data and risk management, building out our infrastructure and increased consulting expenses for projects and enhanced monitoring. The $1.8 million decrease in this category was result of projects being completed and initiatives achieved. Included in legal and professional fees are consulting fees related to services for BSA and money laundering monitoring. Expenses related to these contracted services were $1.7 million for the quarter ended December 31, 2023, however we have entered into a new agreement for these services and expect these costs to be $1.4 million a quarter going forward, which will further reduce expenses in this category. The $1.6 million decrease in salaries and employee benefits was related to our expense reduction efforts and lower bonus expense. Salaries and benefits included one time expenses of $494,000 during the quarter ended September 30, 2023 as part of our initiative to manage costs going forward which increased expenses in that period.

The increase in noninterest expenses for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022 were largely due to an increase of $1.1 million in BaaS partner expense (including a $7.1 million increase in BaaS loan expense offset by a decrease of $6.0 million in BaaS fraud expense), $2.1 million increase in salary and employee benefits related to hiring staff for CCBX and additional staff for our ongoing growth initiatives. Additionally, there was a $754,000 increase in other expenses primarily due to the $1.1 million recapture of the unfunded commitment reserve in the quarter ended December 31, 2022, for which there was no similar activity in the current quarter, and a $649,000 increase in data processing and software licenses due to enhancements in technology and a $189,000 increase in point of sale expenses which is attributed to increased CCBX activity.
Provision for Income Taxes
The provision for income taxes was $2.8 million for the three months ended December 31, 2023, $2.8 million for the three months ended September 30, 2023 and $2.4 million for the fourth quarter of 2022.  The provision for income tax was higher, relative to net income, as a result of less deductible items, lower net income, and slightly higher provision for CCBX loans without credit enhancement for the three months ended December 31, 2023 compared to September 30, 2023. The Company is subject to various state taxes that are assessed as CCBX activities and employees expand into other states, which has increased the overall tax rate used in calculating the provision for income taxes in the current and future periods. The Company uses a federal statutory tax rate of 21.0% as a basis for calculating provision for federal income taxes and 2.62% for calculating the provision for state taxes.
Financial Condition Overview
Total assets increased $75.1 million, or 2.0%, to $3.75 billion at December 31, 2023 compared to $3.68 billion at September 30, 2023.  The increase is primarily due to a $59.1 million increase in loans receivable combined with a $16.1 million increase in the credit enhancement asset, an $8.3 million increase in held to maturity investments as a result of purchases, and a $6.8 million increase in interest earning deposits with other banks. During the quarter ended December 31, 2023, we sold $125.1 million in CCBX loans as part of our strategy to optimize our CCBX portfolio, reduce credit exposure in certain loan categories and strengthen the balance sheet through enhanced credit standards, compared to $320.9 million sold during the quarter ended September 30, 2023. There were no loans held for sale at December 31, 2023 and September 30, 2023.

Total assets increased $608.9 million, or 19.4%, to $3.75 billion at December 31, 2023, compared to $3.14 billion at December 31, 2022.  The increase is primarily due to loans receivable increasing $398.8 million, an increase of $54.5 million in the credit enhancement asset and an increase of $52.0 million in investment securities and a $142.4 million increase in interest earning deposits with other banks compared to December 31, 2022.
Loans Receivable
Total loans receivable increased $59.1 million to $3.03 billion at December 31, 2023, from $2.97 billion at September 30, 2023, and increased $398.8 million from $2.63 billion at December 31, 2022.  The increase in loans receivable over the quarter ended September 30, 2023 was the result of an increase of $13.6 million in CCBX loans and a $45.5 million increase in community bank loans. We continue to monitor and manage the CCBX loan portfolio, and sold $125.1 million in CCBX loans during the quarter ended December 31, 2023 as part of our plan to optimize and strengthen the balance sheet and reduce and manage credit risk. The change in loans receivable over the quarter ended December 31, 2022 includes CCBX loan growth of $183.4 million and community bank loan growth of $215.4 million as of December 31, 2023.

The following table summarizes the loan portfolio at the period indicated:

	As of December 31, 2023		As of September 30, 2023		As of December 31, 2022
(dollars in thousands; unaudited)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial and industrial loans:
PPP loans	$3,033	0.1%	$3,310	0.1%	$4,699	0.2%
Capital call lines	87,494	2.9	114,174	3.8	146,029	5.5
All other commercial & industrial loans	200,767	6.6	213,791	7.2	161,900	6.1
Total commercial and industrial loans:	291,294	9.6	331,275	11.1	312,628	11.8
Real estate loans:
Construction, land and land development	157,100	5.2	167,686	5.6	214,055	8.1
Residential real estate	463,426	15.3	477,147	16.1	449,157	17.1
Commercial real estate	1,303,533	43.0	1,237,849	41.6	1,048,752	39.8
Consumer and other loans	818,039	26.9	760,463	25.6	608,771	23.2
Gross loans receivable	3,033,392	100.0%	2,974,420	100.0%	2,633,363	100.0%
Net deferred origination fees - PPP loans	(47)		(52)		(82)
Net deferred origination fees - all other loans	(7,253)		(7,333)		(6,025)
Loans receivable	$3,026,092		$2,967,035		$2,627,256
Loan Yield (1)	10.71%		10.84%		9.33%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Please see Appendix A for additional loan portfolio detail regarding industry concentrations.
The following tables detail the community bank and CCBX loans which are included in the total loan portfolio table above.

Community Bank	As of
	December 31, 2023		September 30, 2023		December 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
PPP loans	$3,033	0.2%	$3,310	0.2%	$4,699	0.3%
All other commercial & industrial loans	146,469	8.0	154,922	8.6	146,982	9.1
Real estate loans:
Construction, land and land development loans	157,100	8.5	167,686	9.4	214,055	13.2
Residential real estate loans	225,391	12.3	225,372	12.6	204,581	12.6
Commercial real estate loans	1,303,533	70.9	1,237,849	69.1	1,048,752	64.7
Consumer and other loans:
Other consumer and other loans	1,628	0.1	2,483	0.1	1,725	0.1
Gross Community Bank loans receivable	1,837,154	100.0%	1,791,622	100.0%	1,620,794	100.0%
Net deferred origination fees	(7,000)		(6,961)		(6,042)
Loans receivable	$1,830,154		$1,784,661		$1,614,752
Loan Yield(1)	6.32%		6.20%		5.70%
(1)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.

CCBX	As of
	December 31, 2023		September 30, 2023		December 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Commercial and industrial loans:
Capital call lines	$87,494	7.3%	$114,174	9.6%	$146,029	14.4%
All other commercial & industrial loans	54,298	4.5	58,869	5.0	14,918	1.5
Real estate loans:
Residential real estate loans	238,035	19.9	251,775	21.3	244,576	24.2
Consumer and other loans:
Credit cards	505,837	42.3	440,993	37.3	279,644	27.6
Other consumer and other loans	310,574	26.0	316,987	26.8	327,402	32.3
Gross CCBX loans receivable	1,196,238	100.0%	1,182,798	100.0%	1,012,569	100.0%
Net deferred origination (fees) costs	(300)		(424)		(65)
Loans receivable	$1,195,938		$1,182,374		$1,012,504
Loan Yield - CCBX (1)(2)	17.36%		17.05%		15.20%

(1)CCBX yield does not include the impact of BaaS loan expense.  BaaS loan expense represents the amount paid or payable to partners for credit enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(2)Loan yield is annualized for the three months ended for each period presented and includes loans held for sale and nonaccrual loans.
Deposits
Total deposits increased $70.7 million, or 2.1%, to $3.36 billion at December 31, 2023 from $3.29 billion at September 30, 2023. The increase was due to a $72.9 million increase in core deposits, partially offset by a $2.3 million decrease in time deposits. Deposits in our CCBX segment increased $110.5 million, from $1.75 billion at September 30, 2023, to $1.86 billion at December 31, 2023 and community bank deposits decreased $39.9 million from $1.54 billion at September 30, 2023, to $1.50 billion at December 31, 2023. The decrease in community bank deposits is a result of not increasing our deposit rates during the quarter and letting higher interest rate deposits run-off. We are comfortable with our pricing discipline and letting the higher rate community bank deposits run-off because we have adequate funding access through our CCBX deposits, and despite the generally higher cost of deposits, these CCBX deposits are less costly than raising our rates to meet competitors' rates, brokered funds or borrowing rates. We intend to build our community bank deposits back up when rates are lower and customers are less rate sensitive. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. During the quarter ended December 31, 2023, noninterest bearing deposits decreased $26.6 million, or 4.1%, to $625.2 million from $651.8 million at September 30, 2023. Community bank noninterest bearing deposits totaled $561.6 million or 37.5% of total community bank deposits and CCBX noninterest bearing deposits totaled $63.6 million, or 3.4% of total CCBX deposits. In the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023, NOW and money market accounts increased $107.6 million, savings deposits decreased $8.1 million, and time deposits decreased $2.3 million. Included in total deposits is $340.1 million in IntraFi network reciprocal NOW and money market accounts as of December 31, 2023, which provides our larger deposit customers with fully insured deposits through a reciprocal agreement with other banks. Uninsured deposits decreased to $558.6 million as of December 31, 2023, compared to $599.0 million as of September 30, 2023.
Total deposits increased $542.8 million, or 19.3%, to $3.36 billion at December 31, 2023 compared to $2.82 billion at December 31, 2022. The increase is largely the result of growth in CCBX deposits. Noninterest bearing deposits decreased $149.8 million, or 19.3%, to $625.2 million at December 31, 2023 from $775.0 million at December 31, 2022 as a result of customer movement from noninterest to interest bearing accounts. NOW and money market accounts increased $835.8 million, or 46.3%, to $2.64 billion at December 31, 2023, and savings deposits decreased $30.6 million, or 28.5%, and time deposits decreased $11.1 million, or 37.7%, in the fourth quarter of 2023 compared to the fourth quarter of 2022 and includes BaaS-brokered deposits that are now classified as NOW accounts included in core deposits due to a change in the relationship agreement with one of our partners and these deposits increased to $254.7 million as of December 31, 2023, compared to $101.5 million as of December 31, 2022. Deposits in our CCBX segment increased $583.5 million, from $1.28 billion at December 31, 2022, to $1.86 billion at December 31, 2023 and community bank deposits decreased $40.6 million, from $1.54 billion at December 31, 2022, to $1.50 billion at December 31, 2023. The deposits from our CCBX segment are predominately classified as interest bearing, or NOW and money market accounts. Uninsured deposits decreased to $558.6 million as of December 31, 2023, compared to $835.8 million as of December 31, 2022.

Additionally, as of December 31, 2023, $69.4 million in CCBX customer deposits were transferred off the Bank’s balance sheet to other financial institutions on a daily basis for additional FDIC insurance coverage. Efforts to retain and grow core deposits are evidenced by the high ratios in these categories when compared to total deposits.
The following table summarizes the deposit portfolio for the periods indicated.

	As of December 31, 2023		As of September 30, 2023		As of December 31, 2022
(dollars in thousands; unaudited)	Amount	Percent of Total Deposits	Balance	Percent of Total Deposits	Balance	Percent of Total Deposits
Demand, noninterest bearing	$625,202	18.6%	$651,786	19.8%	$775,012	27.5%
NOW and money market	2,640,240	78.6	2,532,668	77.0	1,804,399	64.0
Savings	76,562	2.3	84,628	2.6	107,117	3.8
Total core deposits	3,342,004	99.5	3,269,082	99.4	2,686,528	95.3
Brokered deposits	1	0.0	1	0.0	101,546	3.6
Time deposits less than $100,000	8,109	0.2	8,635	0.2	12,596	0.5
Time deposits $100,000 and over	10,249	0.3	11,982	0.4	16,851	0.6
Total	$3,360,363	100.0%	$3,289,700	100.0%	$2,817,521	100.0%
Cost of deposits (1)	3.36%		3.14%		1.56%
(1)Cost of deposits is annualized for the three months ended for each period presented.
The following tables detail the community bank and CCBX deposits which are included in the total deposit portfolio table above.

Community Bank	As of
	December 31, 2023		September 30, 2023		December 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$561,572	37.5%	$584,004	38.0%	$694,179	45.2%
NOW and money market	846,072	56.5	852,747	55.5	709,490	46.1
Savings	71,598	4.8	80,099	5.2	105,101	6.8
Total core deposits	1,479,242	98.8	1,516,850	98.7	1,508,770	98.1
Brokered deposits	1	0.0	1	0.0	1	0.0
Time deposits less than $100,000	8,109	0.5	8,635	0.5	12,596	0.8
Time deposits $100,000 and over	10,249	0.7	11,982	0.8	16,851	1.1
Total Community Bank deposits	$1,497,601	100.0%	$1,537,468	100.0%	$1,538,218	100.0%
Cost of deposits(1)	1.57%		1.31%		0.37%
(1)Cost of deposits is annualized for the three months ended for each period presented.

CCBX	As of
	December 31, 2023		September 30, 2023		December 31, 2022
(dollars in thousands; unaudited)	Balance	% to Total	Balance	% to Total	Balance	% to Total
Demand, noninterest bearing	$63,630	3.4%	$67,782	3.9%	$80,833	6.3%
NOW and money market	1,794,168	96.3	1,679,921	95.9	1,094,909	85.6
Savings	4,964	0.3	4,529	0.2	2,016	0.2
Total core deposits	1,862,762	100.0	1,752,232	100.0	1,177,758	92.1
BaaS-brokered deposits	—	0.0	—	0.0	101,545	7.9
Total CCBX deposits	$1,862,762	100.0%	$1,752,232	100.0%	$1,279,303	100.0%
Cost of deposits (1)	4.90%		4.80%		3.13%
(1)Cost of deposits is annualized for the three months ended for each period presented.
Borrowings
As of December 31, 2023, the Company had the capacity to borrow up to a total of $640.1 million from the Federal Reserve Bank discount window and Federal Home Loan Bank, with no borrowings outstanding on these lines as of December 31, 2023.

Shareholders’ Equity
During the twelve months ended December 31, 2023, the Company contributed $15.0 million in capital to the Bank.  The Company had a cash balance of $5.5 million as of December 31, 2023, which is retained for general operating purposes, including debt repayment, and for funding $653,000 in commitments to bank technology funds.
Total shareholders’ equity increased $10.5 million since September 30, 2023.  The increase in shareholders’ equity was primarily due to $9.0 million in net earnings, an $874,000 increase from the amortization of equity awards, combined with a decrease in the unrealized loss on available-for-sale securities of $624,000 during the three months ended December 31, 2023.
Capital Ratios
The Company and the Bank remained well capitalized at December 31, 2023, as summarized in the following table.

(unaudited)	Coastal Community Bank	Coastal Financial Corporation	Minimum Well Capitalized Ratios under Prompt Corrective Action (1)
Tier 1 Leverage Capital (to average assets)	9.06%	8.10%	5.00%
Common Equity Tier 1 Capital (to risk-weighted assets)	10.30%	9.10%	6.50%
Tier 1 Capital (to risk-weighted assets)	10.30%	9.20%	8.00%
Total Capital (to risk-weighted assets)	11.58%	11.87%	10.00%
(1) Presents the minimum capital ratios for an insured depository institution, such as the Bank, to be considered well capitalized under the Prompt Corrective Action framework. The minimum requirements for the Company to be considered well capitalized under Regulation Y include to maintain, on a consolidated basis, a total risk-based capital ratio of 10.0 percent or greater and a tier 1 risk-based capital ratio of 6.0 percent or greater.
Asset Quality
Effective January 1, 2023 the Company implemented the CECL allowance model which calculates reserves over the life of the loan and is largely driven by portfolio characteristics, economic outlook, and other key methodology assumptions versus the incurred loss model, which is what we were previously using. As a result of implementing CECL, there was a one-time adjustment to the 2023 opening allowance balance of $3.9 million. The day 1 CECL adjustment for community bank loans included a reduction of $310,000 to the community bank allowance driven by the reversal of the unallocated balance and a reduction of $340,000 related to the community bank unfunded commitment reserve also driven by the reversal of the unallocated balance. This was offset by an increase to the CCBX allowance for $4.2 million. With the mirror image approach accounting related to the contingent receivable for CCBX partner loans, there was a CECL day 1 increase to the indemnification asset in the amount of $4.5 million. Net, the day 1 impact to retained earnings for the Bank’s transition to CECL was an increase of $954,000, excluding the impact of income taxes.
The total allowance for credit losses was $117.0 million and 3.86% of loans receivable at December 31, 2023 compared to $101.1 million and 3.41% at September 30, 2023 and $74.0 million and 2.82% at December 31, 2022. The allowance for credit loss allocated to the CCBX portfolio was $95.4 million and 7.97% of CCBX loans receivable at December 31, 2023, with $21.6 million of allowance for credit loss allocated to the community bank or 1.18% of total community bank loans receivable.

The following table details the allocation of the allowance for credit loss as of the period indicated:

	As of December 31, 2023			As of September 30, 2023			As of December 31, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Loans receivable	$1,830,154	$1,195,938	$3,026,092	$1,784,661	$1,182,374	$2,967,035	$1,614,752	$1,012,504	$2,627,256
Allowance for credit losses	(21,595)	(95,363)	(116,958)	(21,316)	(79,769)	(101,085)	(20,636)	(53,393)	(74,029)
Allowance for credit losses to total loans receivable	1.18%	7.97%	3.86%	1.19%	6.75%	3.41%	1.28%	5.27%	2.82%
Provision for credit losses - loans totaled $60.7 million for the three months ended December 31, 2023, $27.2 million for the three months ended September 30, 2023, and $33.6 million for the three months ended December 31, 2022. Net charge-offs totaled $44.9 million for the quarter ended December 31, 2023, compared to $36.8 million for the quarter ended September 30, 2023 and $18.9 million for the quarter ended December 31, 2022. Net charge-offs increased due to CCBX loans. CCBX partner agreements provide for a credit enhancement that covers the net-charge-offs on CCBX loans and negative deposit accounts, except in accordance with the program agreement for one partner where the Company is responsible for credit losses on approximately 10% of a $288.1 million loan portfolio. At December 31, 2023, our portion of this portfolio represented $29.1 million in loans. The provision on this $29.1 million in loans was $2.1 million for the three months ended December 31, 2023 compared to $664,000 for the three months ended September 30, 2023 and $783,000 for the three months ended December 31, 2022. This $29.1 million portfolio of partner loans with full loss responsibility remains profitable but the provision has increased both from growth in the portfolio and a higher loss rate. In response, and working with the partner, we have increased our underwriting standards.
Net charge-offs for this $29.1 million in loans were $1.5 million for the three months ended December 31, 2023, compared to $579,000 for the three months ended September 30, 2023 and $216,000 for the three months ended December 31, 2022.
The following table details net charge-offs for the community bank and CCBX for the period indicated:

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
(dollars in thousands; unaudited)	Community Bank	CCBX	Total	Community Bank	CCBX	Total	Community Bank	CCBX	Total
Gross charge-offs	$2	$47,650	$47,652	$3	$37,876	$37,879	$10	$18,876	$18,886
Gross recoveries	(4)	(2,777)	(2,781)	(3)	(1,042)	(1,045)	(3)	(30)	(33)
Net charge-offs	$(2)	$44,873	$44,871	$—	$36,834	$36,834	$7	$18,846	$18,853
Net charge-offs to average loans (1)	0.00%	14.88%	5.92%	0.00%	11.16%	4.77%	0.00%	7.52%	2.87%
(1) Annualized calculations shown for periods presented.
The increase in the Company’s provision for credit losses - loans during the quarter ended December 31, 2023, is a result of an increase in loans receivable. During the quarter ended December 31, 2023, a $60.5 million provision for credit losses - loans was recorded for CCBX partner loans based on management’s analysis, compared to the $26.5 million provision for credit losses - loans that was recorded for CCBX for the quarter ended September 30, 2023, as a result of an increase in CCBX loans receivable. CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses.
In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans and reclassified negative deposit accounts. When the provision for CCBX credit losses and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements). Expected losses are recorded in the allowance for credit losses. The credit enhancement asset is relieved when credit enhancement recoveries are received from the CCBX partner. CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses. If our partner is unable to fulfill their contracted obligations then the Bank could be exposed to additional credit losses. Management regularly evaluates and manages this counterparty risk. The Company is responsible for credit losses on approximately 10% of a $288.1 million CCBX loan portfolio. At December 31, 2023, 10% of this portfolio represented $29.1 million in loans.
The factors used in management’s analysis for community bank credit losses indicated that a provision of $277,000 and was needed for the quarter ended December 31, 2023 and a provision of $664,000 and $504,000 was needed for the quarters ended September 30, 2023 and December 31, 2022, respectively.
The following table details the provision expense for the community bank and CCBX for the period indicated:

	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Community bank	$277	$664	$504	$1,322	$719
CCBX	60,467	26,493	33,096	182,721	78,345
Total provision expense	$60,744	$27,157	$33,600	$184,043	$79,064
At December 31, 2023, our nonperforming assets were $53.8 million, or 1.43% of total assets, compared to $43.5 million, or 1.18%, of total assets, at September 30, 2023, and $33.2 million, or 1.06% of total assets, at December 31, 2022. These ratios are impacted by CCBX loans over 90 days delinquent that are covered by CCBX partner credit enhancements. As of December 31, 2023, $44.3 million of the $46.5 million in nonperforming CCBX loans were covered by CCBX partner credit enhancements. Agreements with our CCBX partners provide for a credit enhancement which protects the Bank by indemnifying or reimbursing incurred losses. Under the agreement, CCBX partners will indemnify or reimburse the Bank for its loss/charge-off on these loans. Nonperforming assets increased $10.3 million during the quarter ended December 31, 2023, compared to the quarter ended September 30, 2023, due to a $10.3 million increase in CCBX loans that are past due 90 days or more and still accruing combined with a $8,000 decrease in community bank nonaccrual loans. As a result of the type of loans (primarily consumer loans) originated through our CCBX partners we anticipate that balances 90 days past due or more and still accruing will increase as those loan portfolios grow. Installment/closed-end and revolving/open-end consumer loans originated through CCBX lending partners will continue to accrue interest until 120 and 180 days past due, respectively and are reported as substandard, 90 days or more days past due and still accruing. Community bank nonaccrual loans decreased due to principal reductions. There were no repossessed assets or other real estate owned at December 31, 2023. Our nonperforming loans to loans receivable ratio was 1.78% at December 31, 2023, compared to 1.47% at September 30, 2023, and 1.26% at December 31, 2022.
For the quarter ended December 31, 2023, there were $2,000 community bank net recoveries and $7.3 million nonperforming community bank loans, including a multifamily loan for $6.9 million which we believe is currently well secured. For the quarter ended December 31, 2023 $44.9 million in net charge-offs were recorded on CCBX loans. These CCBX loans have a higher level of expected losses than our community bank loans, which is reflected in the factors for the allowance for credit losses. The Company is responsible for credit losses on approximately 10% of a $288.1 million loan portfolio. At December 31, 2023, our portion of this portfolio represented $29.1 million in loans.

The following table details the Company’s nonperforming assets for the periods indicated.

(dollars in thousands; unaudited)	As of December 31, 2023	As of September 30, 2023	As of December 31, 2022
Nonaccrual loans:
Commercial and industrial loans	$—	$2	$113
Real estate loans:
Construction, land and land development	—	—	66
Residential real estate	170	176	—
Commercial real estate	7,145	7,145	6,901
Total nonaccrual loans	7,315	7,323	7,080
Accruing loans past due 90 days or more:
Commercial & industrial loans	2,086	1,387	404
Real estate loans:
Residential real estate loans	1,115	1,462	876
Consumer and other loans:
Credit cards	34,835	24,807	10,570
Other consumer and other loans	8,488	8,561	14,245
Total accruing loans past due 90 days or more	46,524	36,217	26,095
Total nonperforming loans	53,839	43,540	33,175
Real estate owned	—	—	—
Repossessed assets	—	—	—
Modified loans for borrowers experiencing financial difficulty	—	—	—
Total nonperforming assets	$53,839	$43,540	$33,175
Total nonaccrual loans to loans receivable	0.24%	0.25%	0.27%
Total nonperforming loans to loans receivable	1.78%	1.47%	1.26%
Total nonperforming assets to total assets	1.43%	1.18%	1.06%
The following tables detail the community bank and CCBX nonperforming assets which are included in the total nonperforming assets table above.

Community Bank	As of
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022
Nonaccrual loans:
Commercial and industrial loans	$—	$2	$113
Real estate:
Construction, land and land development	—	—	66
Residential real estate	170	176	—
Commercial real estate	7,145	7,145	6,901
Total nonaccrual loans	7,315	7,323	7,080
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—
Total nonperforming loans	7,315	7,323	7,080
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$7,315	$7,323	$7,080

CCBX	As of
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022
Nonaccrual loans	$—	$—	$—
Accruing loans past due 90 days or more:
Commercial & industrial loans	2,086	1,387	404
Real estate loans:
Residential real estate loans	1,115	1,462	876
Consumer and other loans:
Credit cards	34,835	24,807	10,570
Other consumer and other loans	8,488	8,561	14,245
Total accruing loans past due 90 days or more	46,524	36,217	26,095
Total nonperforming loans	46,524	36,217	26,095
Other real estate owned	—	—	—
Repossessed assets	—	—	—
Total nonperforming assets	$46,524	$36,217	$26,095
About Coastal Financial
Coastal Financial Corporation (Nasdaq: CCB) (the “Company”), is an Everett, Washington based bank holding company whose wholly owned subsidiaries are Coastal Community Bank (“Bank”) and Arlington Olympic LLC.  The $3.75 billion Bank provides service through 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  The Bank provides banking as a service to broker-dealers, digital financial service providers, companies and brands that want to provide financial services to their customers through the Bank's CCBX segment.  To learn more about the Company visit www.coastalbank.com.

CCB-ER
Contact
Eric Sprink, Chief Executive Officer, (425) 357-3659
Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of or reference to forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the most recent period filed, our Quarterly Report on Form 10-Q for the most recent quarter, and in any of our subsequent filings with the Securities and Exchange Commission.
If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. You are cautioned not to place undue reliance on forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands; unaudited)

ASSETS
	December 31, 2023	September 30, 2023	December 31, 2022
Cash and due from banks	$31,345	$29,984	$32,722
Interest earning deposits with other banks	451,783	444,962	309,417
Investment securities, available for sale, at fair value	99,504	98,939	97,317
Investment securities, held to maturity, at amortized cost	50,860	42,550	1,036
Other investments	10,227	11,898	10,555
Loans receivable	3,026,092	2,967,035	2,627,256
Allowance for credit losses	(116,958)	(101,085)	(74,029)
Total loans receivable, net	2,909,134	2,865,950	2,553,227
CCBX credit enhancement asset	107,921	91,867	53,377
CCBX receivable	9,088	10,623	10,416
Premises and equipment, net	22,090	20,543	18,213
Operating lease right-of-use assets	5,932	6,126	5,018
Accrued interest receivable	26,819	23,428	17,815
Bank-owned life insurance, net	12,870	12,970	12,667
Deferred tax asset, net	3,806	4,404	18,458
Other assets	11,987	14,021	4,229
Total assets	$3,753,366	$3,678,265	$3,144,467

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$3,360,363	$3,289,700	$2,817,521
Subordinated debt, net	44,144	44,106	43,999
Junior subordinated debentures, net	3,590	3,589	3,588
Deferred compensation	479	513	616
Accrued interest payable	892	1,056	684
Operating lease liabilities	6,124	6,321	5,234
CCBX payable	33,651	38,229	20,419
Other liabilities	9,145	10,301	8,912
Total liabilities	3,458,388	3,393,815	2,900,973

SHAREHOLDERS’ EQUITY
Common stock	130,137	129,244	125,830
Retained earnings	165,310	156,299	119,998
Accumulated other comprehensive loss, net of tax	(469)	(1,093)	(2,334)
Total shareholders’ equity	294,978	284,450	243,494
Total liabilities and shareholders’ equity	$3,753,366	$3,678,265	$3,144,467

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$81,159	$83,652	$61,226
Interest on interest earning deposits with other banks	5,687	3,884	3,097
Interest on investment securities	1,225	766	557
Dividends on other investments	172	29	150
Total interest income	88,243	88,331	65,030
INTEREST EXPENSE
Interest on deposits	27,916	25,451	11,061
Interest on borrowed funds	670	651	537
Total interest expense	28,586	26,102	11,598
Net interest income	59,657	62,229	53,432
PROVISION FOR CREDIT LOSSES - LOANS	60,744	27,157	33,600
PROVISION (RECAPTURE) FOR UNFUNDED COMMITMENTS	45	96	—
Net interest income after provision for credit losses - loans and unfunded commitments	(1,132)	34,976	19,832
NONINTEREST INCOME
Deposit service charges and fees	957	998	946
Loan referral fees	—	1	—
Gain on sales of loans, net	—	107	—
Unrealized (loss) gain on equity securities, net	80	5	(18)
Other income	60	291	298
Noninterest income, excluding BaaS program income and BaaS indemnification income	1,097	1,402	1,226
Servicing and other BaaS fees	1,015	997	1,001
Transaction fees	1,006	1,036	964
Interchange fees	1,272	1,216	785
Reimbursement of expenses	1,076	1,152	857
BaaS program income	4,369	4,401	3,607
BaaS credit enhancements	58,449	25,926	31,164
BaaS fraud enhancements	779	2,850	6,818
BaaS indemnification income	59,228	28,776	37,982
Total noninterest income	64,694	34,579	42,815
NONINTEREST EXPENSE
Salaries and employee benefits	16,490	18,087	14,399
Occupancy	1,340	1,224	1,182
Data processing and software licenses	2,417	2,366	1,768
Legal and professional expenses	2,649	4,447	2,799
Point of sale expense	899	1,068	710
Excise taxes	449	541	702
Federal Deposit Insurance Corporation ("FDIC") assessments	665	694	550
Director and staff expenses	478	529	515
Marketing	138	169	109
Other expense	1,089	1,523	335
Noninterest expense, excluding BaaS loan and BaaS fraud expense	26,614	30,648	23,069
BaaS loan expense	24,310	23,003	17,215
BaaS fraud expense	779	2,850	6,819
BaaS loan and fraud expense	25,089	25,853	24,034
Total noninterest expense	51,703	56,501	47,103
Income before provision for income taxes	11,859	13,054	15,544
PROVISION FOR INCOME TAXES	2,847	2,784	2,426
NET INCOME	$9,012	$10,270	$13,118
Basic earnings per common share	$0.68	$0.77	$1.01
Diluted earnings per common share	$0.66	$0.75	$0.96
Weighted average number of common shares outstanding:
Basic	13,286,828	13,285,974	13,030,726
Diluted	13,676,513	13,675,833	13,603,978

COASTAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Twelve Months Ended
	December 31, 2023	December 31, 2022
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$311,441	$183,352
Interest on interest earning deposits with other banks	15,346	6,728
Interest on investment securities	3,197	1,745
Dividends on other investments	387	345
Total interest income	330,371	192,170
INTEREST EXPENSE
Interest on deposits	89,000	19,004
Interest on borrowed funds	2,644	1,391
Total interest expense	91,644	20,395
Net interest income	238,727	171,775
PROVISION FOR CREDIT LOSSES - LOANS	184,043	79,064
PROVISION (RECAPTURE) FOR UNFUNDED COMMITMENTS	(51)	—
Net interest income after provision for credit losses - loans and unfunded commitments	54,735	92,711
NONINTEREST INCOME
Deposit service charges and fees	3,854	3,804
Loan referral fees	683	810
Gain on sales of loans, net	253	—
Unrealized (loss) gain on equity securities, net	279	(153)
Other income	884	1,344
Noninterest income, excluding BaaS program income and BaaS indemnification income	5,953	5,805
Servicing and other BaaS fees	3,855	4,408
Transaction fees	4,011	3,211
Interchange fees	4,252	2,583
Reimbursement of expenses	4,175	2,732
BaaS program income	16,293	12,934
BaaS credit enhancements	177,764	76,374
BaaS fraud enhancements	7,165	29,571
BaaS indemnification income	184,929	105,945
Total noninterest income	207,175	124,684
NONINTEREST EXPENSE
Salaries and employee benefits	66,461	52,228
Occupancy	4,926	4,548
Data processing and software licenses	8,595	6,487
Legal and professional expenses	14,803	6,760
Point of sale expense	3,534	2,109
Excise taxes	1,976	2,204
Federal Deposit Insurance Corporation ("FDIC") assessments	2,524	2,859
Director and staff expenses	2,152	1,711
Marketing	517	351
Other expense	5,224	4,652
Noninterest expense, excluding BaaS loan and BaaS fraud expense	110,712	83,909
BaaS loan expense	86,900	53,294
BaaS fraud expense	7,165	29,571
BaaS loan and fraud expense	94,065	82,865
Total noninterest expense	204,777	166,774
Income before provision for income taxes	57,133	50,621
PROVISION FOR INCOME TAXES	12,554	9,996
NET INCOME	$44,579	$40,625
Basic earnings per common share	$3.36	$3.14
Diluted earnings per common share	$3.27	$3.01
Weighted average number of common shares outstanding:
Basic	13,261,664	12,949,266
Diluted	13,640,182	13,514,952

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$413,127	$5,687	5.46%	$285,596	$3,884	5.40%	$329,354	$3,097	3.73%
Investment securities, available for sale (2)	100,204	546	2.16	100,283	543	2.15	100,269	550	2.18
Investment securities, held to maturity (2)	49,469	679	5.45	17,703	223	5.00	1,235	7	2.25
Other investments	11,683	172	5.84	11,943	29	0.96	10,592	150	5.62
Loans receivable (3)	3,007,289	81,159	10.71	3,062,214	83,652	10.84	2,603,962	61,226	9.33
Total interest earning assets	3,581,772	88,243	9.77	3,477,739	88,331	10.08	3,045,412	65,030	8.47
Noninterest earning assets:
Allowance for credit losses	(95,391)			(100,329)			(58,440)
Other noninterest earning assets	204,052			220,750			141,624
Total assets	$3,690,433			$3,598,160			$3,128,596

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,660,235	$27,916	4.16%	$2,515,093	$25,451	4.01%	$2,006,679	$11,061	2.19%
FHLB advances and borrowings	1	—	—	—	—	—	5	—	—
Subordinated debt	44,121	598	5.38	44,084	580	5.22	37,455	484	5.13
Junior subordinated debentures	3,590	72	7.96	3,589	71	7.85	3,588	53	5.86
Total interest bearing liabilities	2,707,947	28,586	4.19	2,562,766	26,102	4.04	2,047,727	11,598	2.25
Noninterest bearing deposits	640,424			698,532			807,794
Other liabilities	52,450			57,865			34,944
Total shareholders' equity	289,612			278,997			238,131
Total liabilities and shareholders' equity	$3,690,433			$3,598,160			$3,128,596
Net interest income		$59,657			$62,229			$53,432
Interest rate spread			5.59%			6.04%			6.22%
Net interest margin (4)			6.61%			7.10%			6.96%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT - QUARTERLY
(Dollars in thousands; unaudited)

	For the Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,811,152	$28,832	6.32%	$1,752,834	$27,373	6.20%	$1,609,882	$23,140	5.70%
Total interest earning assets	1,811,152	28,832	6.32	1,752,834	27,373	6.20	1,609,882	23,140	5.70
Liabilities
Interest bearing liabilities:
Interest bearing deposits	951,148	6,090	2.54%	920,707	5,067	2.18%	864,001	1,502	0.69%
Intrabank liability	275,995	3,799	5.46	223,221	3,036	5.40	8,069	76	3.74
Total interest bearing liabilities	1,227,143	9,889	3.20	1,143,928	8,103	2.81	872,070	1,578	0.72
Noninterest bearing deposits	584,009			608,906			737,812
Net interest income		$18,943			$19,270			$21,562
Net interest margin(3)			4.15%			4.36%			5.31%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,196,137	$52,327	17.36%	$1,309,380	$56,279	17.05%	$994,080	$38,086	15.20%
Intrabank asset	569,365	7,837	5.46	374,632	5,095	5.40	218,581	2,055	3.73
Total interest earning assets	1,765,502	60,164	13.52	1,684,012	61,374	14.46	1,212,661	40,141	13.13
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,709,087	21,826	5.07%	1,594,386	20,384	5.07%	1,142,678	9,559	3.32%
Total interest bearing liabilities	1,709,087	21,826	5.07	1,594,386	20,384	5.07	1,142,678	9,559	3.32
Noninterest bearing deposits	56,415			89,626			69,982
Net interest income		$38,338			$40,990			$30,582
Net interest margin(3)			8.62%			9.66%			10.01%
Net interest margin, net of Baas loan expense (5)			3.15%			4.24%			4.37%

	For the Three Months Ended
	December 31, 2023			September 30, 2023				December 31, 2022
(dollars in thousands, unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance		Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$413,127	$5,687	5.46%	$285,596		$3,884	5.40%	$329,354	$3,097	3.73%
Investment securities, available for sale (6)	100,204	546	2.16	100,283		543	2.15	100,269	550	2.18
Investment securities, held to maturity (6)	49,469	679	5.45	17,703		223	5.00	1,235	7	2.25
Other investments	11,683	172	5.84	11,943		29	0.96	10,592	150	5.62
Total interest earning assets	574,483	7,084	4.89%	415,525	—	4,679	4.47%	441,450	3,804	3.42%
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	$3	$—	—%	—		—	—%	5	—	—%
Subordinated debt	44,121	598	5.38%	44,084		580	5.22%	37,455	484	5.13%
Junior subordinated debentures	3,590	72	7.96	3,589		71	7.85	3,588	53	5.86
Intrabank liability, net (7)	293,370	4,038	5.46	151,411		2,059	5.40	210,511	1,979	3.73
Total interest bearing liabilities	341,084	4,708	5.48	199,084		2,710	5.40	251,559	2,516	3.97
Net interest income		$2,376				$1,969			$1,288
Net interest margin(3)			1.64%				1.88%			1.16%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
AVERAGE BALANCES, YIELDS, AND RATES – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Twelve Months Ended
	December 31, 2023			December 31, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Assets
Interest earning assets:
Interest earning deposits with other banks	$295,808	$15,346	5.19%	$515,967	$6,728	1.30%
Investment securities, available for sale (2)	100,260	2,158	2.15	91,970	1,710	1.86
Investment securities, held to maturity (2)	19,918	1,039	5.22	1,266	35	2.76
Other investments	11,512	387	3.36	10,146	345	3.40
Loans receivable (3)	2,936,908	311,441	10.60	2,257,787	183,352	8.12
Total interest earning assets	3,364,406	330,371	9.82	2,877,136	192,170	6.68
Noninterest earning assets:
Allowance for credit losses	(91,194)			(46,769)
Other noninterest earning assets	198,071			119,817
Total assets	$3,471,283			$2,950,184

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$2,395,012	$89,000	3.72%	$1,724,020	$19,004	1.10%
FHLB advances and borrowings	—	—	—	6,029	69	1.14
Subordinated debt	44,066	2,373	5.39	27,626	1,179	4.27
Junior subordinated debentures	3,589	271	7.55	3,587	143	3.99
Total interest bearing liabilities	2,442,667	91,644	3.75	1,761,262	20,395	1.16
Noninterest bearing deposits	707,641			942,087
Other liabilities	49,271			24,097
Total shareholders' equity	271,704			222,738
Total liabilities and shareholders' equity	$3,471,283			$2,950,184
Net interest income		$238,727			$171,775
Interest rate spread			6.07%			5.52%
Net interest margin (4)			7.10%			5.97%
(1)Yields and costs are annualized.
(2)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(3)Includes loans held for sale and nonaccrual loans.
(4)Net interest margin represents net interest income divided by the average total interest earning assets.

COASTAL FINANCIAL CORPORATION
SELECTED AVERAGE BALANCES, YIELDS, AND RATES – BY SEGMENT – YEAR-TO-DATE
(Dollars in thousands; unaudited)

	For the Twelve Months Ended
	December 31, 2023			December 31, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Community Bank
Assets
Interest earning assets:
Loans receivable (2)	$1,726,495	$106,983	6.20%	$1,515,395	$80,544	5.32%
Intrabank asset	—	—	—	123,156	796	0.65
Total interest earning assets	1,726,495	106,983	6.20	1,638,551	81,340	4.96
Liabilities
Interest bearing liabilities:
Interest bearing deposits	900,516	17,354	1.93%	905,447	2,896	0.32%
Intrabank liability	198,176	10,404	5.25	—	—	—
Total interest bearing liabilities	1,098,692	27,758	2.53	905,447	2,896	0.32
Noninterest bearing deposits	627,803			733,104
Net interest income		$79,225			$78,444
Net interest margin(3)			4.59%			4.79%

CCBX
Assets
Interest earning assets:
Loans receivable (2)(4)	$1,210,413	$204,458	16.89%	$742,392	$102,808	13.85%
Intrabank asset	363,921	19,071	5.24	285,164	4,106	1.44
Total interest earning assets	1,574,334	223,529	14.20	1,027,556	106,914	10.40
Liabilities
Interest bearing liabilities:
Interest bearing deposits	1,494,496	71,646	4.79%	818,573	16,108	1.97%
Total interest bearing liabilities	1,494,496	71,646	4.79	818,573	16,108	1.97
Noninterest bearing deposits	79,838			208,983
Net interest income		$151,883			$90,806
Net interest margin(3)			9.65%			8.84%
Net interest margin, net of Baas loan expense (5)			4.13%			3.65%

	For the Twelve Months Ended
	December 31, 2023			December 31, 2022
(dollars in thousands; unaudited)	Average Balance	Interest & Dividends	Yield / Cost (1)	Average Balance	Interest & Dividends	Yield / Cost (1)
Treasury & Administration
Assets
Interest earning assets:
Interest earning deposits with other banks	$295,808	$15,346	5.19%	$515,967	$6,728	1.30%
Investment securities, available for sale (6)	100,260	2,158	2.15	91,970	1,710	1.86
Investment securities, held to maturity (6)	19,918	1,039	5.22	1,266	35	2.76
Other investments	11,512	387	3.36	10,146	345	3.40
Total interest earning assets	427,498	18,930	4.43	619,349	8,818	1.42
Liabilities
Interest bearing liabilities:
FHLB advances and borrowings	—	—	—%	6,029	69	1.14%
Subordinated debt	44,066	2,373	5.39	27,626	1,179	4.27
Junior subordinated debentures	3,589	271	7.55	3,587	143	3.99
Intrabank liability, net (7)	165,745	8,667	5.23	408,320	4,902	1.20
Total interest bearing liabilities	213,400	11,311	5.30	445,562	6,293	1.41
Net interest income		$7,619			$2,525
Net interest margin(3)			1.78%			0.41%
(1)Yields and costs are annualized.
(2)Includes loans held for sale and nonaccrual loans.
(3)Net interest margin represents net interest income divided by the average total interest earning assets.
(4)CCBX yield does not include the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements and originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release for the impact of BaaS loan expense on CCBX loan yield.
(5)Net interest margin, net of BaaS loan expense includes the impact of BaaS loan expense. BaaS loan expense represents the amount paid or payable to partners for credit enhancements, fraud enhancements, originating & servicing CCBX loans. See reconciliation of the non-GAAP measures at the end of this earnings release.
(6)For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(7)Intrabank assets and liabilities are consolidated for period calculations and presented as intrabank asset, net or intrabank liability, net in the table above.

COASTAL FINANCIAL CORPORATION
QUARTERLY STATISTICS
(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Income Statement Data:
Interest and dividend income	$88,243	$88,331	$83,686	$70,111	$65,030
Interest expense	28,586	26,102	21,336	15,620	11,598
Net interest income	59,657	62,229	62,350	54,491	53,432
Provision for credit losses - loans	60,744	27,157	52,598	43,544	33,600
Provision (recovery) for unfunded commitments	45	96	(345)	153	—
Net interest income after provision for credit losses - loans and unfunded commitments	(1,132)	34,976	10,097	10,794	19,832
Noninterest income	64,694	34,579	58,595	49,307	42,815
Noninterest expense	51,703	56,501	51,910	44,663	47,103
Provision for income tax	2,847	2,784	3,876	3,047	2,426
Net income	9,012	10,270	12,906	12,391	13,118

	As of and for the Three Month Period
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Balance Sheet Data:
Cash and cash equivalents	$483,128	$474,946	$275,060	$393,916	$342,139
Investment securities	150,364	141,489	110,730	101,704	98,353
Loans held for sale	—	—	35,923	27,292	—
Loans receivable	3,026,092	2,967,035	3,007,553	2,837,204	2,627,256
Allowance for credit losses	(116,958)	(101,085)	(110,762)	(89,123)	(74,029)
Total assets	3,753,366	3,678,265	3,535,283	3,451,033	3,144,467
Interest bearing deposits	2,735,161	2,637,914	2,436,980	2,333,423	2,042,509
Noninterest bearing deposits	625,202	651,786	725,592	761,800	775,012
Core deposits (1)	3,342,004	3,269,082	3,137,747	3,068,162	2,686,528
Total deposits	3,360,363	3,289,700	3,162,572	3,095,223	2,817,521
Total borrowings	47,734	47,695	47,658	47,619	47,587
Total shareholders’ equity	294,978	284,450	272,662	258,763	243,494

Share and Per Share Data (2):
Earnings per share – basic	$0.68	$0.77	$0.97	$0.94	$1.01
Earnings per share – diluted	$0.66	$0.75	$0.95	$0.91	$0.96
Dividends per share	—	—	—	—	—
Book value per share (3)	$22.17	$21.38	$20.50	$19.48	$18.50
Tangible book value per share (4)	$22.17	$21.38	$20.50	$19.48	$18.50
Weighted avg outstanding shares – basic	13,286,828	13,285,974	13,275,640	13,196,960	13,030,726
Weighted avg outstanding shares – diluted	13,676,513	13,675,833	13,597,763	13,609,491	13,603,978
Shares outstanding at end of period	13,304,339	13,302,449	13,300,809	13,281,533	13,161,147
Stock options outstanding at end of period	354,969	356,359	357,999	360,119	438,103
See footnotes on following page

	As of and for the Three Month Period
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Credit Quality Data:
Nonperforming assets (5) to total assets	1.43%	1.18%	0.95%	0.91%	1.06%
Nonperforming assets (5) to loans receivable and OREO	1.78%	1.47%	1.12%	1.11%	1.26%
Nonperforming loans (5) to total loans receivable	1.78%	1.47%	1.12%	1.11%	1.26%
Allowance for credit losses to nonperforming loans	217.2%	232.2%	328.4%	282.5%	224.4%
Allowance for credit losses to total loans receivable	3.86%	3.41%	3.68%	3.14%	2.82%
Gross charge-offs	$47,652	$37,879	$32,299	$34,167	$18,886
Gross recoveries	$2,781	$1,045	$1,340	$1,865	$33
Net charge-offs to average loans (6)	5.92%	4.77%	4.19%	4.84%	2.87%

Capital Ratios (7):
Tier 1 leverage capital	8.10%	8.03%	8.16%	8.29%	7.97%
Common equity Tier 1 risk-based capital	9.10%	9.00%	8.36%	8.61%	8.92%
Tier 1 risk-based capital	9.20%	9.11%	8.47%	8.73%	9.04%
Total risk-based capital	11.87%	11.80%	11.12%	11.49%	11.94%
(1)Core deposits are defined as all deposits excluding brokered and all time deposits.
(2)Share and per share amounts are based on total actual or average common shares outstanding, as applicable.
(3)We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(4)Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.
(5)Nonperforming assets and nonperforming loans include loans 90+ days past due and accruing interest.
(6)Annualized calculations.
(7)Capital ratios are for the Company, Coastal Financial Corporation.
Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.
However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
The following non-GAAP measures are presented to illustrate the impact of BaaS loan expense on net loan income and yield on CCBX loans and the impact of BaaS loan expense on net interest income and net interest margin.
Net BaaS loan income divided by average CCBX loans is a non-GAAP measure that includes the impact BaaS loan expense on net BaaS loan income and the yield on CCBX loans. The most directly comparable GAAP measure is yield on CCBX loans.
Net interest income net of BaaS loan expense is a non-GAAP measure that includes the impact BaaS loan expense on net interest income. The most directly comparable GAAP measure is net interest income.
Net interest margin, net of BaaS loan expense is a non-GAAP measure that includes the impact of BaaS loan expense on net interest rate margin. The most directly comparable GAAP measure is net interest margin.

Reconciliations of the GAAP and non-GAAP measures are presented below.

	As of and for the Three Months Ended			As of and for the Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net BaaS loan income divided by average CCBX loans:
CCBX loan yield (GAAP)(1)	17.36%	17.05%	15.20%	16.89%	13.85%
Total average CCBX loans receivable	$1,196,137	$1,309,380	$994,080	$1,210,413	$742,392
Interest and earned fee income on CCBX loans (GAAP)	52,327	56,279	38,086	204,458	102,808
BaaS loan expense	(24,310)	(23,003)	(17,215)	(86,900)	(53,294)
Net BaaS loan income	$28,017	$33,276	$20,871	$117,558	$49,514
Net BaaS loan income divided by average CCBX loans (1)	9.30%	10.08%	8.33%	9.71%	6.67%
Net interest margin, net of BaaS loan expense:
CCBX interest margin (1)	8.62%	9.66%	10.01%	9.65%	8.84%
CCBX earning assets	1,765,502	1,684,012	1,212,661	1,574,334	1,027,556
Net interest income	38,338	40,990	30,582	151,883	90,806
Less: BaaS loan expense	(24,310)	(23,003)	(17,215)	(86,900)	(53,294)
Net interest income, net of BaaS loan expense	$14,028	$17,987	$13,367	$64,983	$37,512
Net interest margin, net of BaaS loan expense (1)	3.15%	4.24%	4.37%	4.13%	3.65%
(1) Annualized calculations for periods presented.

APPENDIX A -
As of December 31, 2023
Industry Concentration
We have a diversified loan portfolio, representing a wide variety of industries. Our major categories of loans are commercial real estate, consumer and other loans, residential real estate, commercial and industrial, and construction, land and land development loans. Together they represent $3.03 billion in outstanding loan balances. When combined with $2.34 billion in unused commitments the total of these categories is $5.38 billion.
Commercial real estate loans represent the largest segment of our loans, comprising 43.0% of our total balance of outstanding loans as of December 31, 2023. Unused commitments to extend credit represents an additional $54.3 million, and the combined total in commercial real estate loans represents $1.36 billion, or 25.2% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our commercial real estate portfolio as of December 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Apartments	$356,046	$10,783	$366,829	6.8%	$3,359	106
Hotel/Motel	172,437	2,345	174,782	3.2	6,387	27
Convenience Store	132,007	1,086	133,093	2.5	2,164	61
Mixed use	93,850	3,475	97,325	1.8	1,079	87
Warehouse	114,572	2,166	116,738	2.2	1,975	58
Office	89,007	3,447	92,454	1.7	989	90
Retail	101,688	719	102,407	1.9	987	103
Mini Storage	65,731	23,979	89,710	1.7	3,130	21
Strip Mall	44,590	—	44,590	0.8	6,370	7
Manufacturing	37,946	1,514	39,460	0.7	1,186	32
Groups < 0.70% of total	95,659	4,775	100,434	1.9	1,139	84
Total	$1,303,533	$54,289	$1,357,822	25.2%	$1,928	676
Consumer loans comprise 26.9% of our total balance of outstanding loans as of December 31, 2023. Unused commitments to extend credit represents an additional $1.02 billion, and the combined total in consumer and other loans represents $1.83 billion, or 34.1% of our total outstanding loans and loan commitments. As illustrated in the table below, our CCBX partners bring in a large number of mostly smaller dollar loans, resulting in an average consumer loan balance of just $1,200. CCBX consumer loans are underwritten to CCBX credit standards and underwriting of these loans is regularly tested, including quarterly testing for partners with portfolio balances greater than $10.0 million.

The following table summarizes our loan commitment by industry for our consumer and other loan portfolio as of December 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX consumer loans
Credit cards	$505,837	$1,014,959	$1,520,796	28.3%	$1.6	308,955
Installment loans	302,241	134	302,375	5.6	1.1	266,203
Lines of credit	5,788	63	5,851	0.1	0.1	102,805
Other loans	2,545	—	2,545	0.1	0.2	10,993
Community bank consumer loans
Installment loans	1,151	—	1,151	0.0	57.6	20
Lines of credit	147	582	729	0.0	3.5	42
Other loans	330	—	330	0.0	1.1	314
Total	$818,039	$1,015,738	$1,833,777	34.1%	$1.2	689,332
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Residential real estate loans comprise 15.3% of our total balance of outstanding loans as of December 31, 2023. Unused commitments to extend credit represents an additional $465.9 million, and the combined total in residential real estate loans represents $929.3 million, or 17.3% of our total outstanding loans and loan commitments.
The following table summarizes our loan commitment by industry for our residential real estate loan portfolio as of December 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
CCBX residential real estate loans
Home equity line of credit	$238,035	$418,761	$656,796	12.2%	$24	9,792
Community bank residential real estate loans
Closed end, secured by first liens	192,805	3,268	196,073	3.7	610	316
Home equity line of credit	23,049	42,048	65,097	1.2	106	217
Closed end, second liens	9,537	1,810	11,347	0.2	281	34
Total	$463,426	$465,887	$929,313	17.3%	$45	10,359
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.
Commercial and industrial loans comprise 9.6% of our total balance of outstanding loans as of December 31, 2023. Unused commitments to extend credit represents an additional $695.0 million, and the combined total in commercial and industrial loans represents $986.3 million, or 18.3% of our total outstanding loans and loan commitments. Included in commercial and industrial loans is $87.5 million in outstanding capital call lines, with an additional $608.8 million in available loan commitments which is limited to a $350.0 million portfolio maximum. Capital call lines are provided to venture capital firms through one of our CCBX BaaS clients. These loans are secured by the capital call rights and are individually underwritten to the Bank’s credit standards and the underwriting is reviewed by the Bank on every capital call line.

The following table summarizes our loan commitment by industry for our commercial and industrial loan portfolio as of December 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment (1)	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Capital Call Lines	$87,494	$608,837	$696,331	12.9%	$537	163
Retail	52,208	1,842	54,050	1.0	18	2,887
Construction/Contractor Services	24,360	31,020	55,380	1.0	129	189
Financial Institutions	48,648	—	48,648	0.9	4,054	12
Medical / Dental / Other Care	20,732	3,852	24,584	0.5	942	22
Manufacturing	8,022	3,967	11,989	0.2	187	43
Groups < 0.20% of total	49,830	45,453	95,283	1.8	67	744
Total	$291,294	$694,971	$986,265	18.3%	$72	4,060
(1)Total exposure on CCBX loans is subject to CCBX partner/portfolio maximum limits.

We have individual CCBX partner portfolio limits with our each of our partners to manage loan concentration risk, liquidity risk, and counter-party partner risk. For example, as of December 31, 2023, capital call lines outstanding balance totaled $87.5 million, and while commitments totaled $608.8 million the commitments are limited to a maximum of $350.0 million by agreement with the partner. If a CCBX partner goes over their individual limit, it would be a breach of their contract and the Bank may impose penalties. See the table below for CCBX portfolio maximums and related available commitments:

(dollars in thousands; unaudited)	Balance	Percent of CCBX loans receivable	Available Commitments (1)		Maximum Portfolio Size	Cash Reserve/Pledge Account Amount (2)
Commercial and industrial loans:
Capital call lines	$87,494	7.3%	$608,837		$350,000	$—
All other commercial & industrial loans	54,298	4.5	9,144		305,905	2,426
Real estate loans:
Home equity lines of credit (3)	238,035	19.9	418,761		375,000	28,043
Consumer and other loans:
Credit cards - cash secured	43		—			—
Credit cards - unsecured	505,794		1,014,959			27,704
Credit cards - total	505,837	42.3	1,014,959		756,614	27,704
Installment loans - cash secured	68,856		—			—
Installment loans - unsecured	233,385		134			8,960
Installment loans - total	302,241	25.3	134		933,374	8,960
Other consumer and other loans	8,333	0.7	63		709,108	820
Gross CCBX loans receivable	1,196,238	100.0%	2,051,898	2,051,898	3,430,001	$67,953
Net deferred origination fees	(300)
Loans receivable	$1,195,938
(1) Remaining commitment available, net of outstanding balance.
(2) Balances are as of January 9, 2024.
(3) These home equity lines of credit are secured by residential real estate and are accessed by using a credit card, but are classified as 1-4 family residential properties per regulatory guidelines.

Construction, land and land development loans comprise 5.2% of our total balance of outstanding loans as of December 31, 2023. Unused commitments to extend credit represents an additional $113.5 million, and the combined total in construction, land and land development loans represents $270.6 million, or 5.0% of our total outstanding loans and loan commitments.
The following table details our loan commitment for our construction, land and land development portfolio as of December 31, 2023:

(dollars in thousands; unaudited)	Outstanding Balance	Available Loan Commitments	Total Outstanding Balance & Available Commitment	% of Total Loans (Outstanding Balance & Available Commitment)	Average Loan Balance	Number of Loans
Commercial construction	$81,489	$85,584	$167,073	3.1%	$5,433	15
Undeveloped land loans	7,890	4,391	12,281	0.2	564	14
Residential construction	34,213	16,687	50,900	1.0	1,711	20
Developed land loans	20,515	2,734	23,249	0.4	789	26
Land development	12,993	4,138	17,131	0.3	866	15
Total	$157,100	$113,534	$270,634	5.0%	$1,746	90
Exposure and risk in our construction, land and land development portfolio is lower in the current period compared to previous periods as demonstrated by the declining outstanding balance for the periods indicated in the following table:

	Outstanding Balance as of
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial construction	$81,489	$91,396	$78,079	$97,987	$100,714
Residential construction	34,213	33,971	35,032	32,268	32,879
Undeveloped land loans	7,890	8,310	42,530	41,951	44,578
Developed land loans	20,515	21,369	18,735	19,130	20,167
Land development	12,993	12,640	12,330	15,299	15,717
Total	$157,100	$167,686	$186,706	$206,635	$214,055

APPENDIX B -
As of December 31, 2023
CCBX – BaaS Reporting Information
During the quarter ended December 31, 2023, $58.4 million was recorded in BaaS credit enhancements related to the provision for credit losses - loans and reserve for unfunded commitments for CCBX partner loans and negative deposit accounts. Agreements with our CCBX partners provide for a credit enhancement provided by the partner which protects the Bank by indemnifying or reimbursing incurred losses. In accordance with accounting guidance, we estimate and record a provision for expected losses for these CCBX loans, unfunded commitments and negative deposit accounts. When the provision for credit losses - loans and provision for unfunded commitments is recorded, a credit enhancement asset is also recorded on the balance sheet through noninterest income (BaaS credit enhancements) in recognition of the CCBX partner legal commitment to indemnify or reimburse losses. The credit enhancement asset is relieved as credit enhancement payments and recoveries are received from the CCBX partner or taken from the partner's cash reserve account. Agreements with our CCBX partners also provide protection to the Bank from fraud by indemnifying or reimbursing incurred fraud losses. BaaS fraud includes noncredit fraud losses on loans and deposits originated through partners. Fraud losses are recorded when incurred as losses in noninterest expense, and the enhancement received from the CCBX partner is recorded in noninterest income, resulting in a net impact of zero to the income statement. CCBX partners also pledge a cash reserve account at the Bank which the Bank can collect from when losses occur that is then replenished by the partner on a regular interval. Although agreements with our CCBX partners provide for credit enhancements that provide protection to the Bank from credit and fraud losses by indemnifying or reimbursing incurred credit and fraud losses, if our partner is unable to fulfill their contracted obligations to replenish their cash reserve account then the bank would be exposed to additional loan and deposit losses if the cash flows on the loans were not sufficient to fund the reimbursement of loan losses, as a result of this counterparty risk. If a CCBX partner does not replenish their cash reserve account then the Bank can declare the agreement in default, take over servicing and cease paying the partner for servicing the loan and providing credit and fraud enhancements. The Bank would write-off any remaining credit enhancement asset from the CCBX partner not covered by the cash pledge account but would retain the full yield and any fee income on the loan going forward, and BaaS loan expense for that CCBX partner would cease once default occurred and payments to the CCBX partner were stopped.
For CCBX partner loans the Bank records contractual interest earned from the borrower on loans in interest income, adjusted for origination costs which are paid or payable to the CCBX partner. BaaS loan expense represents the amount paid or payable to partners for credit and fraud enhancements and originating & servicing CCBX loans. To determine net revenue (Net BaaS loan income) earned from CCBX loan relationships, the Bank takes BaaS loan interest income and deducts BaaS loan expense to arrive at Net BaaS loan income (A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.) which can be compared to interest income on the Company’s community bank loans.
The following table illustrates how CCBX partner loan income and expenses are recorded in the financial statements:

Loan income and related loan expense	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Yield on loans (1)	17.36%	17.05%	15.20%	16.89%	13.85%
BaaS loan interest income	$52,327	$56,279	$38,086	$204,458	$102,808
Less: BaaS loan expense	24,310	23,003	17,215	86,900	53,294
Net BaaS loan income (2)	28,017	33,276	20,871	117,558	49,514
Net BaaS loan income divided by average BaaS loans (1)(2)	9.30%	10.08%	8.33%	9.71%	6.67%
(1) Annualized calculation for quarterly periods shown.
(2) A reconciliation of the non-GAAP measures are set forth in the preceding section of this earnings release.
A decrease in CCBX loans receivable resulted in decreased interest income on CCBX loans during the quarter ended December 31, 2023 compared to the quarter ended September 30, 2023. The decrease in CCBX loans receivable was primarily due to the sale of CCBX loans as part of our strategy to reduce risk, optimize the CCBX loan portfolio and strengthen our balance sheet through enhanced credit standards. Increased interest rates and growth in CCBX loans and deposits has resulted in increases in interest income and expense for the quarter ended December 31, 2023 compared to the quarter ended December 31, 2022.

The following tables are a summary of the interest components, direct fees, and expenses of BaaS for the periods indicated and are not inclusive of all income and expense related to BaaS.

Interest income	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Loan interest income	$52,327	$56,279	$38,086	$204,458	$102,808
Total BaaS interest income	$52,327	$56,279	$38,086	$204,458	$102,808

Interest expense	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
BaaS interest expense	$21,826	$20,384	$9,559	$71,646	$16,108
Total BaaS interest expense	$21,826	$20,384	$9,559	$71,646	$16,108

BaaS income	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
BaaS program income:
Servicing and other BaaS fees	$1,015	$997	$1,001	$3,855	$4,408
Transaction fees	1,006	1,036	964	4,011	3,211
Interchange fees	1,272	1,216	785	4,252	2,583
Reimbursement of expenses	1,076	1,152	857	4,175	2,732
BaaS program income	4,369	4,401	3,607	16,293	12,934
BaaS indemnification income:
BaaS credit enhancements	58,449	25,926	31,164	177,764	76,374
BaaS fraud enhancements	779	2,850	6,818	7,165	29,571
BaaS indemnification income	59,228	28,776	37,982	184,929	105,945
Total BaaS income	$63,597	$33,177	$41,589	$201,222	$118,879

BaaS loan and fraud expense:	Three Months Ended			Twelve Months Ended
(dollars in thousands; unaudited)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
BaaS loan expense	$24,310	$23,003	$17,215	$86,900	$53,294
BaaS fraud expense	779	2,850	6,819	7,165	29,571
Total BaaS loan and fraud expense	$25,089	$25,853	$24,034	$94,065	$82,865